CAROLINA FIRST BANCSHARES, INC.             COMMUNITY BANK & TRUST CO.

                               JOINT PRESS RELEASE

FOR RELEASE:  April 15, 1998            CONTACT: Carolina First BancShares, Inc.
                                                          Lincolnton, NC
                                                         James E. Burt, III
                                                         (704) 732-2222
                                                    Community Bank & Trust Co.
                                                           Marion, NC
                                                         Ronnie D. Blanton
                                                         (828) 652-1112
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         Carolina  First  BancShares,   Inc.,  Lincolnton,  North  Carolina  and
Community Bank & Trust Co., Marion, North Carolina today entered into a letter of intent whereby Community Bank will become part of Carolina First, a commercial bank holding company. Under the terms of the agreement, Carolina First would exchange .74 shares of its common stock for each share of CB&T. Based on the current price of Carolina First stock, the transaction would be valued at approximately $32 million. The exact exchange ratio is subject to due diligence by the parties and to the completion of definitive agreements, together with shareholder and regulatory approvals. The letter of intent provides that the parties will negotiate exclusively with each other and contemplate that a definitive agreement will be executed promptly.

         Under the combined organization, Community Bank will continue as a separately chartered commercial bank retaining its name, present Board of Directors and Management. This union will provide Community Bank customers a full range of commercial banking services and access to internet banking for corporate and consumer clients. Carolina First will also provide mortgage and trust services and non-bank financial products to the markets served by Community Bank.

         Community Bank, which was established in 1987, operates its main office in Marion, North Carolina and has six branches in western North Carolina. At December 31, 1997, it had total assets of approximately $95 million, and shareholders' equity of approximately $10 million.


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Joint Press Release
April 15, 1998
Page 2

         Carolina First is a commercial bank holding company and parent of Lincoln Bank, Lincolnton, North Carolina and Cabarrus Bank, Concord, North Carolina. Lincoln Bank and Cabarrus Bank have a total of 22 offices serving the heart of the Carolinas. Carolina First had total assets at December 31, 1997 of approximately $523.2 million and shareholders' equity of $46.3 million.

         "This expansion of Carolina First into five new counties in Western North Carolina provides us an exciting growth opportunity," stated D. Mark Boyd, III, Chairman and CEO of Carolina First. "It is our intent to use this base for further expansion of our 22 branch franchise which now has offices in Lincoln, Cabarrus, Iredell, Catawba, Mecklenburg, Union and Rutherford counties. We look forward to working with the directors, officers, employees and shareholders of Community Bank."

         Ronnie Blanton, of Community Bank & Trust said, "We are very pleased to combine with Carolina First. I am confident our shareholders and customers will benefit from this very fine community banking organization with an outstanding record of achievement. Our customers can look forward to an expanded product line and other bank services as a result of the combination with Carolina First."

         Carolina First's stock is listed in The Charlotte Observer under the Interdealer stock section and carries the symbol CAFP in the over-the-counter market (pink sheets).